                                                                     Exhibit 10a

                               PURCHASE AGREEMENT

     THIS AGREEMENT is made as of April 26, 1999 between Dotronix, Inc., a Minnesota corporation, whose Tax I.D. Number is 41-1387074 ("Seller") and
William S. Sadler, an individual, whose Tax I.D. Number is           ("Buyer").

     In consideration of this Agreement, Seller and Buyer agree as follows:

     1. Sale of Property. Seller agrees to sell to Buyer, and Buyer agrees to buy from Seller, the following property (collectively, "Property"):

     1.1 Real Property. The real property located in Ramsey County, Minnesota, described on the attached Exhibit A ("Land") together with (1) all buildings and improvements constructed or located on the Land ("Buildings") and (2) all easements and rights benefiting or appurtenant to the Land (collectively the "Real Property").

     1.2 Personal Property. All of the personal property situated in or about the Real Property owned by Seller used in connection with Buildings or Land described on Exhibit B ("Personal Property").

     1.3 Leases. Seller's interest as lessor in all of the leases, if any, as described on the rent roll attached to this Agreement as Exhibit C ("Leases").

     1.4 Contracts, Permits, Warranties, Records, Miscellaneous. Seller's interests in the following items, all of which relate to the Property: all service and maintenance contracts, equipment leases and other contracts ("Contracts"); all permits, licenses, and trade names ("Permits"); all warranties and guaranties relating to the Property ("Warranties"); and all business records, including management, leasing, real estate taxes, assessments, insurance, rents, maintenance, repairs, capital improvements and services ("Records").

     2. Purchase Price and Manner of Payment. The total purchase price ("Purchase Price") to be paid for the Property shall be Five Hundred Seventy Thousand Dollars ($570,000). The Purchase Price shall be payable as follows:

     2.1  $570,000 in cash or by wire transfer of funds on the Closing Date.

     3. Contingencies. The obligations of Buyer under this Agreement are contingent upon each of the following:
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     3.1  Representations and Warranties. The representations and warranties of
          Seller contained in this Agreement must be true now and on the Closing Date as if made on the Closing Date.

     3.2 Title. Title shall have been found acceptable, or been made acceptable, in accordance with the requirements and terms of Section 6 below.

     3.3 Access and Inspection. Seller shall have allowed Buyer, and Buyer's agents, access to the Real Property without charge and at all reasonable times for the purpose of Buyer's investigation and testing the same. Seller shall make available to Buyer and Buyer's Agents without charge all plans and specifications, records, inventories, permits and correspondence in Seller's possession relating to Hazardous Substances affecting the Property; and the right to interview employees of Seller who may have knowledge of such matters. Buyer shall pay all costs and expenses of such investigation and testing, shall restore the Real Property, and shall hold Seller and the Real Property harmless from all costs and liabilities relating to Buyer's activities. Buyer shall have been satisfied in its sole discretion with the results of all tests and investigations performed by it or on its behalf.

     3.4  [Intentionally deleted.]

     3.5 Document Review. Buyer shall have determined, in its sole judgment, on or before the Contingency Date, that it is satisfied with its review and analysis of the Leases, Contracts, Permits, Warranties, Plans, Records and Permitted Encumbrances. Seller shall on or before Date of Closing deliver to Buyer copies of all such documents for review.

     3.6 Government Approvals. Buyer shall have obtained at its sole cost and expense on or before the Closing Date all final governmental approvals, if any, necessary in Buyer's judgment in order to make the use of the Property which Buyer intends. Seller shall cooperate in all reasonable respects with Buyer in obtaining such approvals, and shall execute such applications, permits and other documents as may be reasonably required in connection therewith.

     3.7 Financing. Buyer shall have received on or before the Closing Date the proceeds of financing necessary and sufficient in Buyer's opinion to implement Buyer's plans for and complete the purchase of the Property.

The "Contingency Date" shall be on the same day as the Closing Date, as defined below. If any contingency has not been satisfied on or before the Closing Date, then this Agreement may be terminated by notice from Buyer to Seller. Upon termination, neither party will have any further

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rights or obligations regarding this Agreement or the Property. All the contingencies are specifically for the benefit of the Buyer, and the Buyer shall have the right to waive any contingency by written notice to Seller.

     4. Closing. The closing of the purchase and sale contemplated by this Agreement (the "Closing") shall occur on April 26, 1999 (the "Closing Date").

     4.1 Seller's Closing Documents. On the Closing Date, Seller shall execute and deliver to Buyer the following (collectively, "Seller's Closing Documents"), all in form and content reasonably satisfactory to Buyer:

          4.1.1 Deed. A Warranty Deed (in the form of a Minnesota Uniform Conveyancing Blank) conveying the Real Property to Buyer, free and clear of all encumbrances, except the Permitted Encumbrances hereafter defined.

          4.1.2 Bill of Sale. A Warranty Bill of Sale conveying the Personal Property to Buyer, free and clear of all encumbrances.

          4.1.3 [Intentionally deleted.]

          4.1.4 Assignment of Contracts, Permits, Warranties and Miscellaneous Documents. An Assignment of Contracts, Permits, Warranties and miscellaneous documents conveying Seller's interest to Buyer together with the consent of all parties having a right to consent to such Assignment.

          4.1.5 [Intentionally deleted.]

          4.1.6 Original Documents. Original copies of the Leases, Contracts, Permits, Warranties, and Records, all plans and specifications for the Property in Seller's possession, a Bring Down Certificate, and copies of all records required to be kept concerning the presence, location and quantity of asbestos containing materials and presumed asbestos containing materials in the Property.

          4.1.7 FIRPTA Affidavit. A non-foreign affidavit, properly executed, containing such information as is required by Internal Revenue Code Section 1445(b)(2) and its regulations.

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              4.1.8  Owner's Duplicate Certificates of Title. The owner's duplicate certificates of title regarding the Real
                     Property.

              4.1.9 IRS Forms. A Designation Agreement designating the "reporting person" for purposes of completing Internal Revenue Form 1099 and, if applicable, Internal Revenue Form 8594.

              4.1.10 Well and Septic/Sewer Certificate. A Certificate signed by
                     Seller warranting that there are no "Wells" on the Property within the meaning of Minn. Stat. ss. 103I or if there are "Wells", a Well Certificate in the form required by law, and warranting that there is no septic system in use or abandoned on the Property, and warranting that sewage from the property goes to permitted facilities.

              4.1.11 Storage Tanks. If the Property contains or contained a storage tank, an affidavit with respect thereto, as required by Minn. Stat. ss. 116.48.

              4.1.12 Other Documents. All other documents reasonably determined by Buyer or Title to be necessary to transfer the Property to Buyer free and clear of all encumbrances.

              4.1.13 ACM Materials. Copies of all records required to be kept concerning the presence, location and quantity of asbestos containing materials and presumed asbestos containing materials in the Property.

       4.2 Buyer's Closing Documents. On the Closing Date, Buyer will execute and deliver to Seller the following (collectively, "Buyer's Closing Documents"):

              4.2.1 Purchase Price. Funds representing the Purchase Price, by wire transfer and execution or delivery of any required Seller's financing documents.

              4.2.2 Assumption Agreement. An Assumption Agreement by which Buyer will assume all obligations of Seller under the Leases, Contracts and Permits that accrue after the Closing Date.

              4.2.3 IRS Form. A Designation Agreement designating the "reporting person" for purposes of completing Internal Revenue Form 1099 and, if applicable, Internal Revenue Form 8594.

       5. Prorations. Seller and Buyer agree to the following pro-rations and allocation of costs regarding this Agreement:

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       5.1    Title Insurance and Closing Fee. Seller will pay all costs of the
              Title Evidence, the Title Policy and the fees charged by Title for any escrow required regarding Buyer's Objections. Buyer will pay all additional premiums required for the issuance of any mortgagee's Title Policy. Seller will pay any closing fee or charge imposed by any closing agent or by the title company.

       5.2 Deed Tax. Seller shall pay all State Deed Tax payable in connection with this transaction. Buyer shall pay all Mortgage Registry Tax payable in connection with Buyer's financing.

       5.3 Real Estate Taxes and Special Assessments. Real Estate Taxes payable in the year in which Closing occurs shall be pro-rated based upon a calendar year based upon the Date of Closing. Seller shall provide for payment of special assessments pending as of the date of the closing for improvements ordered by the City Council or other governmental assessing authority. Seller's provision for payment shall be by payment into escrow 1 1/2 times the estimated amount of the assessments. Seller shall pay all levied special assessments and any deferred special assessments or real estate taxes, including, but not limited to, "Green Acres" taxes under Minnesota Statutes 273.111, which are required to be paid as a result of its sale of the Property, at or prior to closing if required by Buyer's Lender; otherwise Seller may, at its option, continue to pay such assessments in installments as allowed by the appropriate taxing authorities. Seller shall pay installments of special assessments certified to its real estate taxes payable in the year in which the closing occurs.

       5.4    [Intentionally deleted.]

       5.5 Other Costs. All other operating costs of the Property shall be allocated between Seller and Buyer as of the Closing Date, so that Seller pays that part of operating costs payable before the Closing Date, and Buyer pays that part of operating costs payable from and after the Closing Date.

       5.6 Attorney's Fees. Each of the parties will pay its own attorney's fees, except that a party defaulting under this Agreement or any Closing Document will pay the reasonable attorney's fees and court costs incurred by the nondefaulting party to enforce its rights hereunder.

       5.7 Sales Tax. Buyer shall pay in addition to the Purchase Price all state and local sales tax arising from the transaction herein described, including any additional sales tax assessed by governmental authority after filing of the sales tax return. At the Closing, Buyer shall deliver the amount of sales tax to Seller and Seller shall

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              deliver to Buyer evidence that Seller has obtained a Sales Tax
              Permit. Seller shall file a sales tax return and pay such tax as required by law.

       6. Title Examination. Title Examination will be conducted as follows:

       6.1 Seller's Title Evidence. Seller shall furnish, if requested by Buyer, the following (collectively, "Title Evidence"): (a) a commitment ("Title Commitment") for an ALTA Form B 1990 Owner's Policy of Title Insurance insuring title to the Real Property, deleting standard exceptions and including affirmative insurance regarding zoning, contiguity, appurtenant easements and such other matters as may be identified by Buyer or Buyer's Lender, in the amount of the Purchase Price, issued by Land Title ("Title"); (b) Seller shall deliver to Title or Buyer an Abstract of Title and/or Registered Property Abstract to the Real Property certified to a current date to include all appropriate judgment and bankruptcy searches; (c) UCC searches against Seller by name and the Property; and (d) a certified report of all liens for unpaid sales or withholding taxes on file against Seller (or against any trade name or business name used by Seller) which are on file in the office of the Minnesota Secretary of State or any applicable County Recorder.

       6.2 Buyer's Objections. Buyer hereby acknowledges that it has no objections to the condition of the Title Evidence as of the Closing Date.

       7. Operation Prior to Closing. During the period, if any, from the date of Seller's acceptance of this Agreement to the Closing Date (the "Executory Period"), Seller shall operate and maintain the Property in the ordinary course of business in accordance with prudent, reasonable business standards, including the maintenance of adequate liability insurance and insurance against loss by fire, windstorm and other hazards, casualties and contingencies, including vandalism and malicious mischief. Seller shall execute no contracts, leases or other agreements regarding the Property during the Executory Period that are not terminable on or before the Closing Date, without the prior written consent of Buyer, which consent may be withheld by Buyer at its sole discretion.

       8. Representations and Warranties by Seller. Seller represents and warrants to Buyer as follows:

       8.1 Existence; Authority. Seller is duly organized, qualified and in good standing, and has the requisite power and authority to enter into and perform this Agreement and Seller's Closing Documents; such documents have been duly authorized by all necessary action; such documents are valid and binding obligations of Seller, and are enforceable in accordance with their terms.

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       8.2    Leases. Seller has made available to Buyer a correct and complete copy of each Lease and all its amendments. The information regarding the Leases contained in the attached Rent Roll is correct and complete as of the date of this Agreement. The Leases, if any, are in full force and neither Seller, nor any tenant, is in default under the Leases. There are no other leases or possessory rights of others regarding the Real Property.

       8.3 Contracts. Seller has made available to Buyer a correct and complete copy of each Contract and its amendments which will survive a closing hereunder.

       8.4 Operations. Seller has received no notice of actual or threatened cancellation or suspension of any utility services or certificate of occupancy for any portion of the Real Property. Seller warrants that the usual utilities are available to the Property as of the Closing Date. Seller has received no notice of actual or threatened special assessments or reassessments of the Real Property. The Property is, and to Seller's best knowledge has been, used in compliance with all governmental permits. All necessary permits have been obtained and are in full force and effect and no default exists thereunder. Seller warrants that the Property is usable for its current purposes without violating any zoning or municipal regulations as of the Closing Date.

       8.5 Environmental Laws. To the best of Seller's knowledge, no toxic or hazardous substances or wastes, pollutants or contaminants (including, without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, and any hazardous substance as defined in any Environmental Law (collectively, "Hazardous Substances") have been generated, treated, stored, transferred from, released or disposed of, or otherwise placed, deposited in or located on the Property in violation of any Environmental Law, nor has any activity been undertaken on the Property that would cause or contribute to the Property becoming a treatment, storage or disposal facility within the meaning of any Environmental Law. The term "Environmental Law" shall mean any and all federal, state and local laws, statutes, codes, ordinances, regulations, rules, policies, consent decrees, judicial orders, administrative orders or other requirements relating to the environment or to human health or safety associated with the environment, all as amended or modified from time to time. To the best of Seller's knowledge there has been no discharge, release or threatened release of Hazardous Substances from the Property, and there are no Hazardous Substances or conditions in or on the Property that may support a claim or cause of action under any Environmental Law. The Property is not now, and to the best of Seller's knowledge never has

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

              been, listed on any list of sites contaminated with Hazardous Substances, nor used as landfill, dump, disposal or storage site for Hazardous Substances. Seller has maintained all records required to be kept concerning the presence, location and quantity of asbestos containing materials, and presumed asbestos containing materials, in the Property and will deliver the same to Buyer on or before closing. To the best of Seller's knowledge means, for the purposes of this Agreement, Robert Kling, the Seller's Chief Financial Officer.

       8.6 Seller's Defaults. To the best knowledge of Seller, Seller is not in default concerning any of its obligations or liabilities regarding the Property.

       8.7 Operating Statements. Operating statements for the Property will be supplied by Seller to Buyer, if requested, and will be correct and complete and prepared in accordance with generally accepted accounting standards.

       8.8 FIRPTA. Seller is not a "foreign person", "foreign partnership", "foreign trust" or "foreign estate", as those terms are defined in
              Section 1445 of the Internal Revenue Code.

       8.9 Proceedings. There is no action, litigation, investigation, condemnation or proceeding of any kind pending or to the best knowledge of Seller threatened against Seller or any portion of the Property.

       8.10 Condition. To the best knowledge of Seller, the buildings, structures and improvements included within the Property are structurally sound and in good repair and in first-class condition, and all mechanical, electrical, heating, air conditioning, drainage, sewer, water and plumbing systems are in proper working order and comply with applicable state and municipal codes, statutes and ordinances.

       8.11 Wells. The Seller certifies and warrants that the Seller does not know of any "Wells" on the described Property within the meaning of Minn. Stat. ss. 103I. This representation is intended to satisfy the requirements of that statute.

       8.12 Storage Tanks. To the best knowledge of Seller after due inquiry, no above ground or underground tanks are located in or about the Property, or have been located under, in or about the Property and have subsequently been removed or filled. To the extent storage tanks exist on or under the Real Property, such storage tanks have been duly registered with all appropriate regulatory and governmental bodies, and otherwise are in compliance with applicable federal, state and local statutes, regulations, ordinances and other regulatory requirements.

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       8.13   Reports. Seller has delivered to Buyer copies of all environmental reports and studies relating to the Property which are in the possession of Seller.

       8.14 Wetlands. There does not exist on or contiguous to the Property any portion of a wetland, watercourse, waterbody, floodplain or shoreland district, or tidelands or coastal zone, which is regulated by the Army Corps of Engineers, the Minnesota Department of Natural Resources or any other federal, state or local governmental agency under any Environmental Law.

       8.15 Individual Sewage Treatment Systems. Solely for purposes of satisfying the requirements of Minn. Stat. ss.115.55 Sellers represents that there is no "individual sewage treatment system" (within the meaning of that statute) in use or abandoned, on or serving the Property.

Seller will indemnify Buyer, its successors and assigns, against, and will hold Buyer, its successors and assigns, harmless from, any expenses or damages, including reasonable attorneys' fees, that Buyer incurs because of the breach of any of the above representations and warranties, whether such breach is discovered before or after Closing. Wherever herein a representation is made "to the best knowledge of Seller", such representation is limited to the actual knowledge of Robert Kling . Except as herein expressly stated, Buyer is purchasing the Property based upon its own investigation and inquiry and is not relying on any representation of Seller or other person and is agreeing to accept and purchase the Property "as is, where is" subject to the conditions of examination herein set forth and the express warranties herein contained. Consummation of this Agreement by Buyer with knowledge of any such breach by Seller will not constitute a waiver or release by Buyer of any claims due to such breach.

       9. Casualty; Condemnation. If all or any part of the Property is substantially damaged by fire, casualty, the elements or any other cause, Seller shall immediately give notice to Buyer, and Buyer shall have the right to terminate this Agreement and receive back all Earnest Money by giving notice within thirty (30) days after Seller's notice. If Buyer shall fail to give the notice, then the parties shall proceed to Closing, and Seller shall assign to Buyer all rights to insurance proceeds resulting from such event. If eminent domain proceedings are threatened or commenced against all or any part of the Property, Seller shall immediately give notice to Buyer, and Buyer shall have the right to terminate this Agreement and receive back all Earnest Money by giving notice within thirty (30) days after Seller's notice. If Buyer shall fail to give the notice, then the parties shall proceed to Closing, and Seller shall assign to Buyer all rights to appear in and receive any award from such proceedings.

       10. Assignment. Either party may assign its rights under this Agreement with the prior written consent of the other party, before or after the Closing. Any such assignment will not relieve such assigning party of its obligations under this Agreement.

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       11. Survival. All of the terms of this Agreement and warranties and representations herein contained shall survive and be enforceable after the Closing.

       12. Notices. Any notice required or permitted hereunder shall be given by personal delivery upon an authorized representative of a party hereto; or if mailed by United States registered or certified mail, return receipt requested, postage prepaid; or if transmitted by facsimile copy followed by mailed notice; or if deposited cost paid with a nationally recognized, reputable overnight courier, properly addressed as follows:


              If to Seller:   Dotronix, Inc.
                              160 First Street S.E.
                              St. Paul, Minnesota 55112
                              Attn: Robert Kling
                              Fax #: 651-633-7025

              If to Buyer:    William S. Sadler
                              160 First Street S.E.
                              St. Paul, MN 55112
                              Fax #: 651-633-7025

Notices shall be deemed effective on the earlier of the date of receipt or the date of deposit, as aforesaid; provided, however, that if notice is given by deposit, the time for response to any notice by the other party shall commence to run one business day after any such deposit. Any party may change its address for the service of notice by giving notice of such change 10 days prior to the effective date of such change.

       13. Miscellaneous. The paragraph headings or captions appearing in this Agreement are for convenience only, are not a part of this Agreement, and are not to be considered in interpreting this Agreement. This written Agreement constitutes the complete agreement between the parties and supersedes any prior oral or written agreements between the parties regarding the Property. There are no verbal agreements that change this Agreement, and no waiver of any of its terms will be effective unless in a writing executed by the parties. This Agreement binds and benefits the parties and their successors and assigns. This Agreement has been made under the laws of the State of Minnesota, and such laws will control its interpretation.

       15. Remedies. If Buyer defaults under this Agreement, Seller shall have the right to terminate this Agreement by giving written notice to Buyer. If Buyer fails to cure such default within 30 days of the date of such notice, this Agreement will terminate, and upon such termination Seller will retain the Earnest Money as liquidated damages, time being of the essence of this Agreement. The termination of this Agreement and retention of the Earnest Money will be the sole remedy available to Seller for such default by Buyer, and Buyer will not be liable for damages or specific performance. If Seller defaults under this Agreement, this provision does

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not preclude Buyer from seeking and recovering from Seller damages for nonperformance or specific performance of this Agreement. If Seller defaults under this Agreement, Buyer shall have no right to seek damages from Seller for Buyer's loss of its bargain in failing to acquire the Property, but Buyer shall recover as damages from Seller all of Buyer's out-of-pocket costs and fees, including without limitation, attorneys' fees, accountants' fees and other consultants' fees incurred by Buyer in preparing and negotiating this Agreement, preparing for the closing, obtaining financing commitments, investigating the status, title and condition of the Property, and other similar and reasonable costs and expenses.

       16. Withdrawal of Offer. This Agreement shall be deemed to be withdrawn, unless accepted by Seller, and a fully executed counterpart of this Agreement returned to Buyer on or before April 23, 1999.

       Seller and Buyer have executed this Agreement as of the date first written above.

                                       DOTRONIX, INC.

Date of Signature                      By
                                         ----------------------------------
                                         Robert Kling
                                         Chief Financial Officer

_______________________ , 1999                       SELLER

                                      Tax I.D. Number
                                                     ---------------------

Date of Signature
                                       -----------------------------------
                                       William S. Sadler

_______________________ , 1999                       BUYER

                                      Tax I.D. Number
                                                     ---------------------

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                                    EXHIBIT A

                                Legal Description

Lots 17-24, Block 3, Vermont Park, City of New Brighton, County of Ramsey, Minnesota.

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                                    EXHIBIT B

                                Personal Property

Personal property directly related to the operation and maintenance of the building, except for those personal property items and fixtures described in the UCC-1 Financing Statement filed with the Secretary of State as document number 1980526 dated October 14, 1997.

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                                    EXHIBIT C

                                     Leases

                                      None

                                      -14-
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                                    EXHIBIT D

                             Permitted Encumbrances

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